EXHIBIT 10.5

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omission.

2014 SALES COMMISSION PLAN

January 1, 2014

Jack Abrams

MKS Sales

Plan Objective:

The MKS Sales Commission Plan or SCP is intended to attract and retain high quality talent and to motivate participants of the SCP to build and sustain value for the Company. Participants are eligible to receive a sales commission/bonus payout based on MKS’s financial success and individual goals and objectives that align with MKS’s Strategic Business Plan.

Policy:

The purpose of this document is to set forth the Company’s policies governing Incentive Compensation under the SCP.

MKS is committed to providing compensation opportunities that, when performance warrants, will be comparable to those provided by other companies with similar revenues and operational characteristics.

The Company will attempt to set overall compensation at levels consistent with rates paid by other companies for positions similar in importance and complexity to those at MKS.

Sales commission/bonus plans will be structured so that when goals are achieved, incentive awards will also be consistent with competitive pay levels. When results exceed or fall short of goals, compensation will exceed or fall short of competitive levels.

The Vice President, Human Resources is responsible for ensuring that actual pay practices at MKS conform to the philosophy described above.

Effective Date:

This SCP will be in effect from January 1, 2014 to December 31, 2014, unless revised or terminated during the year by the Company in its sole discretion. This SCP will be reviewed and revised annually and semi-annually for Key Accounts as determined by the agreed upon December and June forecasts. This SCP supersedes and cancels all previous Sales Commission/Bonus Plans.

Eligibility:

Participation in the Sales Commission Plan will be determined each year by the respective Director of Sales and/or the Vice President of Sales or respective Group Vice President/GM with final approval by the CEO.

Definitions:

Base Compensation is defined as the Participant’s base salary earnings, prior to the calculation of any commission/bonus or Incentive Compensation, in effect as of January 1 of the current plan year. If an employee receives a compensation adjustment during the year, the participant’s incentive target will be prorated based upon the effective date. For effective dates of the first of the month through the fifteenth of the month, the bonus payment will be prorated based on the first of the month. For effective dates after the fifteenth of the month, the incentive target will be prorated based on the first of the following month.

Bookings are defined as written customer Purchase Orders which have been reviewed, approved and accepted by the Company in accordance with the standard Company (a) contract review and approval process, and (b) purchase order review and approval process. It is understood that only Bookings that fulfill all of the above will be credited against the Participant’s Target and be included in the calculation of the Participants’ Incentive Compensation payment under this plan.

Company is defined as MKS Instruments or any of its subsidiaries.

Customer Purchase Order(s) is defined as a written order to purchase standard Company products.

Incentive Compensation is defined as the amount indicated in Attachment A to be paid in accordance with the percentage of the Revenue or Bookings performance level achieved.

Incentive Target is defined as the amount indicated in Attachment A.

Participant(s) is/are defined as current employees of the Company who both meet the eligibility requirements, as stated below to participate in the Plan and execute a copy of this Plan.

Revenue is defined as revenue that is recognized by the Company in accordance with standard Company revenue recognition guidelines, policies and procedures, and is recorded on official Company reports, records and financial statements as Company revenue. Only Revenue that meets this definition will be credited against the Participant’s Target and considered in the calculation of the Participant’s Incentive Compensation payment under this Plan.

Shipment is defined as shipments of company products to customers. It is understood that shipments will be credited against the Participant’s Target and included in the calculation of the Participants’ Incentive Compensation payment under this plan.

Targeted Incentive is the total amount of Incentive Compensation that would be earned if 100% of all Target(s) was/ were met.

Payment of Incentive Compensation:

Participants are eligible to receive Incentive Compensation for the sale of Company products and services included on all Bookings. Incentive Compensation is earned and paid 100% upon shipment. Payments will be made on a monthly or quarterly basis depending on the position, with some exceptions which are paid annually. Following approval of the respective Group Vice President/GM and/or Director of Sales, payments will be processed with the last bi-weekly payroll of the month.

If shipments, which result in an Incentive Compensation payment, are subsequently canceled or returned, these canceled orders will be debited against the monthly/quarterly bookings currently accrued at the time of the cancellation.

Commission/Bonus will be calculated per the performance level achieved by applying the respective commission rate formula stated in Attachment A. The amount of the Incentive Compensation is calculated by using the calculation formula contained in Attachment A, and, if applicable, along with any threshold or cap on the Incentive Compensation amount that Participant can earn under this Plan.

Eligibility for full payment under this Plan is conditioned upon remaining actively employed. For involuntary terminations, other than cause, Incentive Compensation that has been fully earned by Participant prior to the termination date shall be paid to Participant within forty-five (45) calendar days of termination date.

Incentive Splits

In the event that more than one Participant participate in the same sale, the Incentive Compensation will potentially be divided by the number of participants to determine the incentive amount. Participants will only be eligible for Incentive Compensation if they were actively involved in the selling process as determined by the respective Director of Sales and/or the Vice President of Sales or respective Group Vice President/GM.

Personnel Changes:

In the event of a transfer, promotion, leave of absence, territorial realignment, or other personnel change, other than termination, that would affect the Participant’s entitlement under this Plan, Incentive Compensation shall be calculated from the first date of eligibility in the Plan up to the day just prior to the effective date of the change in status of the Participant. For effective dates of the first of the month through the fifteenth of the month, the bonus payment will be prorated based on the first of the month. For effective dates after the fifteenth of the month, the incentive target will be prorated based on the first of the following month. For involuntary terminations, other than cause, Incentive Compensation that has been fully earned by Participant prior to the termination date shall be paid to Participant within forty-five (45) calendar days of termination date.

Administration:

Authority for the overall administration and interpretation of this SCP rests entirely with the Company.

Disputes regarding the administration of this plan, calculation of Incentive Compensation, or any other matter related to this Plan should be referred to the President & Chief Executive Officer.

Plan Amendments:

Company reserves the right to amend, alter or discontinue the Plan at any time, as a whole or as it may pertain to a particular transaction, for any reason. Notice, which may be given in any form, of any such change will be provided to Participant within a reasonable time. All Incentive Compensation earned under a prior incentive plan but not paid shall be paid according to that plan.

Entire Agreement:

These terms and conditions, including Attachment A, constitute the entire agreement between the Company and the Participant with respect to the subject matter hereof and expressly supersedes all proposals and prior negotiations and understandings, whether written or oral, between the Company and the Participant with respect to the subject matter hereof.

Acknowledgement and Receipt:

My signature verifies that I have received a copy of the Sales Commission Plan and Attachment for the Plan Period and agree to abide by its terms:

/s/ Jack Abrams	3/28/14
Jack Abrams, Senior VP, Global Sales	Date

/s/ Gerald Colella	3/28/14
Gerald Colella, CEO & President	Date

/s/ Marina Smith	3/28/14
Marina Smith, Director, Compensation & Benefits	Date

Attachment A 2014 Incentive Compensation Plan MKS Accounts

Employee Name: Jack Abrams

Job Title: Sr. Vice President, Global Sales

Region (if applicable):

Products (if applicable): All MKS Products

Accounts (for Key Accounts):

Base Salary (in local currency):

Base Salary (in US$): $275,000

Total Incentive Comp at 100% achievement (in local currency):

Total Incentive Comp at 100% achievement (in US$): $192,500

Total Bookings Goal $M	Commission Rate (or % of base)	Commission Target
[**]	70%	$192,500

Bookings

Bookings % Target	Bookings	% Bonus
70%	[**]	15%
74%	[**]	25%
77%	[**]	35%
82%	[**]	50%
86%	[**]	60%
87%	[**]	63%
88%	[**]	66%
89%	[**]	69%
91%	[**]	75%
95%	[**]	85%
100%	[**]	100%
108%	[**]	125%
115%	[**]	150%
123%	[**]	175%
130%	[**]	200%